Exhibit D(67)

ASSIGNMENT AND ASSUMPTION

OF SUBADVISORY AGREEMENT

This Assignment and Assumption of Subadvisory Agreement is made as of June 17, 2013 by and between Delaware Management Company (“DMC”) and Delaware Investments Fund Advisers (“DIFA”), each a series of Delaware Management Business Trust, a Delaware statutory trust (“DMBT”).

WHEREAS, DMBT is a registered investment adviser pursuant to the Investment Advisers Act of 1940, as amended, which currently provides investment advisory services to investment companies registered under the Investment Company Act of 1940, as amended, through DMC;

WHEREAS, Massachusetts Mutual Life Insurance Company (the “Investment Manager”) serves as the investment adviser to the MassMutual Select Growth Opportunities Fund (formerly known as the MassMutual Select Aggressive Growth Fund) (the “Fund”), a series of MassMutual Select Funds, pursuant to an Amended and Restated Investment Management Agreement dated as of November 21, 2011, as amended.

WHEREAS, DMC has provided subadvisory services to the Fund pursuant to the Subadvisory Agreement dated December 6, 2011 between DMC and the Investment Manager (the “Agreement”);

WHEREAS, DMBT has restructured the investment subadvisory services it provides to certain third party U.S. registered investment companies, or series thereof, including the Fund, by consolidating such services with and into DIFA, which is a newly organized series of DMBT (the “Restructuring”); and

WHEREAS, the restructuring does not result in a change of control or management, and thus does not constitute an “assignment” of the Agreement under the Investment Company Act of 1940, as amended.

NOW, THEREFORE, the parties hereto agree as follows:

1.         The Agreement previously in effect between DMC and the Investment Manager is hereby assumed in its entirety by DIFA, except that all references to DMC shall be replaced with references to DIFA.

2.         DIFA agrees to perform and be bound by all of the terms of the Agreement and the obligations and duties of DMC thereunder.

3.         The Agreement shall continue in full force and effect as set forth therein for the remainder of its term.

IN WITNESS WHEREOF, the undersigned have executed this Assignment and Assumption of Subadvisory Agreement as of the date set forth above.

DELAWARE MANAGEMENT COMPANY, a series of Delaware Management Business Trust		DELAWARE INVESTMENTS FUND ADVISERS, a series of Delaware Management Business Trust

By:	/s/ Patrick P. Coyne Name: Patrick P. Coyne Title: President	By:	/s/ Patrick P. Coyne Name: Patrick P. Coyne Title: President

ACKNOWLEDGED: MassMutual Select Funds on behalf of the MassMutual Select Growth Opportunities Fund

By:	/s/ Nicholas H. Palmerino Name: Nicholas Palmerino Title: CFO and Treasurer